Exhibit 14

Trinity Acquisition Corporation

Code of Business Conduct and Ethics

Adopted on [___], 2021

Introduction

Purpose and Scope

The Board of Directors (the “Board”) of Trinity Acquisition Corporation (the “Company”) established this Code of Business Conduct and Ethics (this “Code”) to aid the Company’s directors, officers, employees and certain designated agents in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties.

The Company’s Board or a committee thereof is responsible for administering this Code. The Company expects its directors, officers, employees and designated agents to be familiar with this Code, adhere to the principles and procedures set forth in this Code and to exercise reasonable judgment when conducting the Company’s business. The Company encourages its directors, officers employees and designated agents to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code.

The Company’s directors, officers, employees and designated agents generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from its directors, officers, employees and certain designated agents in the conduct of the Company’s business.

Standards of Conduct

Compliance with Laws, Rules and Regulations

The Company requires that all employees, officers, directors and designated agents comply with all laws, rules and regulations applicable to the Company, including those relating to accounting and auditing matters and insider trading. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

Employees, officers, directors and designated agents who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, designated agents or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the Chairman of the Board or Co-Chief Executive Officers or Chief Financial Officer. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Conflicts of Interest

The Company recognizes and respects the right of its directors, officers, employees and designated agents to engage in outside activities that they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that our directors, officers, employees and designated agents must avoid situations that present a potential or actual conflict between their own interests and the Company’s interests.

A “conflict of interest” occurs when a director’s, officer’s, employee’s or designated agent’s personal or business interest interferes with the Company’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer, employee or designated agent takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the Company’s best interests. Conflicts of interest may also occur when a director, officer, employee, designated agent or an immediate family member, receives some personal benefit (whether improper or not) as a result of the director’s, officer’s, employee’s or designated agent’s position with the Company. Each individual’s situation is different and in evaluating his or her own situation, a director, officer, employee or designated agent will have to consider many factors.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Chairman of the Board or Co-Chief Executive Officers or Chief Financial Officer. The Chairman of the Board or Co-Chief Executive Officers or Chief Financial Officer may notify the Board or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a director or executive officer other than the Chairman of the Board or Co-Chief Executive Officers or Chief Financial Officer should be disclosed directly to the Chairman of the Board or Co-Chief Executive Officers or Chief Financial Officer.

Confidentiality

Employees, officers, directors and designated agents must maintain the confidentiality of confidential and proprietary information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Honest and Ethical Conduct and Fair Dealing

Employees, officers, directors and designated agents should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of the Company’s Assets

Employees, officers, directors and designated agents should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers, directors and designated agents must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Corporate Opportunities

Employees, officers, directors and designated agents owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer, director and designated agent is prohibited from:

•	diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company unless such opportunity has first been presented to, and rejected by, the Company;

•	using the Company’s property or information or his or her position for improper personal gain; or

•	competing with the Company.

Accuracy of Records

Employees, officers, directors and designated agents must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

Quality of Public Disclosures

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Compliance Procedures

Communication of Code

All directors, officers, employees and designated agents will be supplied with a copy of this Code upon its enactment and, thereafter, upon beginning service at the Company. Updates of this Code will be provided from time to time.

Monitoring Compliance and Disciplinary Action

The Co-Chief Executive Officers or Chief Financial Officer will (i) monitor compliance with this Code, (ii) report any violation or alleged violation involving a director or an executive officer to the Chairman of the Board, and (iii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code.

Where appropriate, the Board will conduct additional investigation as it deems necessary. The Board will determine whether a director or executive has violated this Code.

Reporting Concerns/Receiving Advice

Any questions related to this Code should be addressed to the Chairman of the Board or Co-Chief Executive Officers or Chief Financial Officer. Any transaction or relationship that could reasonably be expected to create a conflict of interest should be discussed with the Chairman of the Board or Co-Chief Executive Officers or Chief Financial Officer. If any employee, officer or designated agent believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate this Code or any law, rule or regulation applicable to the Company, he or she must bring the matter to the attention of the Chairman of the Board or Co-Chief Executive Officers or Chief Financial Officer. Neither the Company nor any of the Company’s directors, officers, or employees, may retaliate against any other director, officer, employee or designated agent who reports potential violations of this Code.

Waivers and Amendments

No waiver of any provisions of this Code for the benefit of a director or an executive officer (which includes, without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to the Company’s shareholders in accordance with applicable U.S. securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Any waivers of this Code for other employees may be made by the Chairman of the Board or Co-Chief Executive Officers, Chief Financial Officer, the Board or, if permitted, a committee thereof.

All amendments to this Code must be approved by the Board or a committee thereof and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.